                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         John Q. Hammons Hotels, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                          JOHN Q. HAMMONS HOTELS, INC.
                          300 John Q. Hammons Parkway
                          Springfield, Missouri 65806
                                 (417) 864-4300


                               -----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 1, 1998

                               -----------------

To the Shareholders of
John Q. Hammons Hotels, Inc.

     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the "Annual Meeting") of John Q. Hammons Hotels, Inc. (the "Company") will be held on Friday, May 1, 1998, at 9:00 a.m., local time, at the University Plaza Convention Center, 730 E. St. Louis Street, Springfield, Missouri for the following purposes:

     1. Election of Directors. To elect three directors, each for a three-year term (Proposal One);

     2. Ratification of Appointment of Auditors. To ratify the appointment by the Board of Directors of the firm of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending January 1, 1999 (Proposal
Two); and

     3. Other Business. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors of the Company has fixed the close of business on March 18, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                             Sincerely,



                                             John Q. Hammons
                                             Chairman of the Board

Springfield, Missouri
April 6, 1998

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                         JOHN Q. HAMMONS HOTELS, INC.
                          300 John Q. Hammons Parkway
                          Springfield, Missouri 65806
                                (417) 864-4300


                                PROXY STATEMENT

                                      for

          ANNUAL MEETING OF JOHN Q. HAMMONS HOTELS, INC. SHAREHOLDERS

                           TO BE HELD ON MAY 1, 1998


                                 INTRODUCTION

          As used herein, the term "Company" means (i) John Q. Hammons Hotels, Inc., a Delaware corporation, (ii) John Q. Hammons Hotels, L.P., a Delaware limited partnership of which John Q. Hammons Hotels, Inc. is the sole general partner, and (iii) Hammons, Inc., a Missouri corporation, as predecessor general partner, collectively, or, as the context may require, John Q. Hammons Hotels, Inc. only. As used herein, the term "Partnership" means John Q. Hammons Hotels, L.P., a Delaware limited partnership.

General

          This Proxy Statement (the "Proxy Statement") is being furnished to the shareholders of the Company as part of the solicitation of proxies by its board of directors (the "Board of Directors" or the "Board") from holders of the outstanding shares of the Company's class A common stock, par value $.01 per share (the "Class A Common Stock"), and class B common stock, par value $.01 per share (the "Class B Common Stock", and, together with the Class A Common Stock, the "Common Stock") for use at the Annual Meeting of Shareholders of the Company to be held on May 1, 1998 and at any adjournments thereof (the "Annual Meeting"). At the Annual Meeting, shareholders will be asked to elect three (3) members of the Board of Directors (Proposal One), to ratify the appointment by the Board of Directors of the firm of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending January 1, 1999 (Proposal
Two), and to transact such other business as may properly come before the meeting or any adjournments thereof. This Proxy Statement, together with the enclosed proxy card, is first being mailed to shareholders of the Company on or about April 6, 1998.

Solicitation, Voting and Revocability of Proxies

          The Board of Directors has fixed the close of business on March 18, 1998 as the record date for the determination of the Company's shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each share of Class A Common Stock entitling its owner to one vote and each share of Class B Common Stock entitling its owner to 50 votes on all matters properly presented at the Annual Meeting. On the record date, there were approximately 220 holders of record of the 6,042,000 shares of Class A Common Stock then outstanding. Based on the number of annual reports requested by brokers, the Company estimates that it has approximately 1,800 beneficial owners of its Class A Common Stock. The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting for the election of directors and other matters. Shareholders' votes will be tabulated by the persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. Abstentions and broker non-votes will be treated as shares that are present, in person or by proxy, and entitled to vote for purposes of determining a quorum at the Annual Meeting. Abstentions and broker non-votes will not be counted as a vote cast on any matter presented at the Annual Meeting.

          If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the three (3) nominees for election to the Board of Directors and FOR the ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending January 1, 1999. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

          The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date, to Debra Mallonee Shantz, General Counsel, John Q. Hammons Hotels, Inc., 300 John
Q. Hammons Parkway, Springfield, Suite 900, Missouri 65806, or by appearing at the Annual Meeting and voting in person.

          The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone or telegraph by directors, officers and employees of the Company. The Company also will request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in that connection.

          A copy of the Annual Report to Stockholders for the fiscal year ended January 2, 1998 accompanies this Proxy Statement. The Company is required to file an Annual Report for its fiscal year ended January 2, 1998 on Form 10-K with the Securities and Exchange Commission (the "SEC"). Shareholders may obtain, free of charge, a copy of the Form 10-K (without exhibits) by writing to Investor Relations, John Q. Hammons Hotels, Inc. 300 John Q. Hammons Parkway, Suite 900, Springfield, Missouri 65806.

          A list of shareholders of record entitled to vote at the Annual Meeting will be available for inspection by any shareholder for any purpose germane to the meeting during ordinary business hours for a period of 10 days prior to the meeting at the Company's office at 300 John Q. Hammons Parkway, Springfield, Missouri 65806.


                             ELECTION OF DIRECTORS

                                 (Proposal One)

          At the Annual Meeting, three directors will be elected, each for a three-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

          Under the Company's Bylaws, the Board of Directors currently is comprised of nine persons divided into three classes. The term of office of only one class of directors expires in each year, and their successors are elected for terms of three years and until their successors are elected and qualified. There is no cumulative voting for election of directors. The three nominees receiving the greatest number of votes cast for the election of directors at the Annual Meeting will become directors at the conclusion of the tabulation of votes.

Information as to Nominees and Continuing Directors

          The following table sets forth the names of the Board of Directors' nominees for election as a director and those directors who will continue to serve after the Annual Meeting. Also set forth is certain other information with respect to each person's age, principal occupation or employment during the past five years, the periods during which they have served as a director of the Company and positions currently held with the Company.

                                       Director     Expiration
                               Age      Since        of Term       Position(s) Held with Company
                               ---     --------     ----------     -----------------------------
Nominees for 3-year term

Robert T. Jones, Jr.......      59       1994          2001        Director
John E. Lopez-Ona.........      40       1996          2001        Director
Kenneth J. Weber..........      52       ----          2001        Chief Financial Officer
                                                                   (effective 4/27/98)
Continuing Directors:

Jacqueline A. Dowdy.......      54       1989          1999        Director and Secretary
William J. Hart...........      57       1993          1999        Director
David B. Jones............      54       1993          1999        Director; President and Chief
                                                                   Operating Officer
Daniel L. Earley..........      55       1994          2000        Director
John Q. Hammons...........      79       1989          2000        Director, Chairman and Chief
                                                                   Executive Officer
James F. Moore............      56       1995          2000        Director

     Jacqueline A. Dowdy has been the Secretary and director of the Company since 1989. She has been active in Mr. Hammons' hotel operations since 1981. She is an officer of several affiliates of the Company.

     Daniel L. Earley has been a director of the Company since February 1994. Since 1985, Mr. Earley has been President, Chief Executive Officer and a director of The Clermont Savings Bank, a community bank located in Milford, Ohio, which is owned by Mr. Hammons.

     John Q. Hammons is the Chairman, Chief Executive Officer, a director and the founder of the Company. Mr. Hammons has been actively engaged in the acquisition, development and management of hotel properties since 1959. From 1959 through 1969, Mr. Hammons and a business partner developed 34 Holiday Inn franchises, 23 of which were sold in 1969 to Holiday Inns, Inc. Since 1969, Mr. Hammons has developed 76 hotels on a nationwide basis, primarily under the Holiday Inn and Embassy Suites tradenames. Mr. Hammons is the controlling shareholder of the Company. See "Security Ownership of Management."

          William J. Hart has been a director of the Company since December 1993. He is a partner in the law firm of Husch & Eppenberger, formerly Farrington & Curtis, P.C., a position he has held since 1970. Mr. Hart's firm performs legal services on a regular basis for the Company and personally for Mr. Hammons. Mr. Hart has also been a director since 1981 of Johnson Industries, Inc., a commercial textiles company listed on the New York Stock Exchange.

          David B. Jones is the President, Chief Operating Officer and a director of the Company. Mr. Jones has been President and a director of the Company since February 1993. From 1992 until joining the Company, Mr. Jones was Chief Executive Officer of Davidson Hotel Partnership, a Memphis-based hotel management company. Prior to 1992, Mr. Jones was President and Chief Executive Officer of Homewood Suites, Inc., a subsidiary of The Promus Companies Incorporated, which also then owned Holiday Inns, Inc. Mr. Jones began his career in the hotel industry with Holiday Inns, Inc. in 1966. While with Holiday Inns, Inc., Mr. Jones held the positions of Senior Vice President of Franchise and Senior Vice President of Development. He is a former board member of the American Hotel and Motel Association.

          Robert Trent Jones, Jr. became a director of the Company in November 1994. Since 1969, Mr. Jones has been a President and principal designer for Robert Trent Jones II, a golf course architectural company located in Palo Alto, California. Mr. Jones has designed more than 150 golf courses on five continents in 33 countries. Mr. Robert Trent Jones, Jr. is not related to David Jones.

          John E. Lopez-Ona became a director of the Company in May 1996. He was a managing director of Kidder Peabody & Company, Inc., an investment banking firm, from March 1990 through March 1995. Since June 1995, Mr. Lopez-Ona has been the President of Anvil Capital, Inc., a firm owned by him which specializes in principal investment.

          James F. Moore became a director of the Company in May 1995. Since 1987, Mr. Moore has been Chairman, Chief Executive Officer and a Director of Champion Products, Incorporated, a privately owned manufacturing company serving the telecommunications industry located in Strafford, Missouri. Prior to 1987, Mr. Moore had served as President of the Manufacturing Division of Service Corporation International, a company listed on the New York Stock Exchange.

          Kenneth J. Weber has been retained to be the Chief Financial Officer of the Company, effective April 29, 1998. Prior to joining the Company, Mr. Weber was the Executive Vice President and Chief Financial Officer of Chartwell Leisure, a New York based hotel company. From 1992 to 1996, Mr. Weber was the Senior Vice President and Chief Financial Officer of Omni Hotels, based in Hampton, New Hampshire. From 1986 to 1992, Mr. Weber worked with Red Lion Hotels, based in Vancouver, Washington, holding the positions of Senior Vice President, Chief Accounting Officer and Corporate Controller. Mr. Weber began his career in the hotel industry with the Marriott Corporation, holding positions in several of Marriott's divisions, including President and Chief Executive Officer of Farrell's Ice Cream Parlour Restaurants from 1983 to 1986.

          The Board of Directors unanimously recommends that shareholders vote FOR the election of its nominees as directors.

Corporate Governance and Other Matters

          Selection of Nominees and Nominations by Shareholders. The Board of Directors of the Company acts as a nominating committee for selecting nominees for election as directors. The Company's Bylaws also permit shareholders eligible to vote at the Annual Meeting to make nominations for directors if such nominations are made pursuant to timely notice in writing to the Secretary of the Company. To be timely such notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 120 days nor more than 180 days prior to the date of the meeting, provided that at least 130 days' notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders. If less than 130 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received by the Company not later than the close of business on the 10th day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. A shareholder's notice of nomination must also set forth certain information specified in Section 3.5 of the Company's Bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder. The Company has not received any nominations for directors from shareholders.

          Board of Directors Committees. The Board of Directors appointed a standing Audit Committee in February 1995. The members of the Audit Committee currently are Messrs. Earley and Moore and Ms. Dowdy. During the fiscal year ended January 2, 1998, they met three times. The Audit Committee reviews the scope and results of the independent annual audit. The Audit Committee also reviews the scope and results of audits performed by the Company's internal auditor.

          The Compensation Committee of the Board of Directors reviews employee compensation and makes recommendations to the Board regarding changes in compensation and also administers the Company's stock option plan and makes grants of options thereunder. During the fiscal year ended January 2, 1998, the Compensation Committee held one meeting. The members of the Compensation Committee currently are Messrs. Hammons, Hart and Robert Trent Jones, Jr.

          The Board of Directors of the Company established a Finance Committee in February, 1996. The members of the Finance Committee are Messrs. Earley, Hart and Lopez-Ona. The Finance Committee assists the Company in shareholder relations, in determining the financial feasibility of new projects and in reviewing all Company financings over $5 million. The Finance Committee met five times during the fiscal year ended January 2, 1998.

          Board Meetings. During the fiscal year ended January 2, 1998, the Company's Board of Directors held five meetings.

          Meeting Attendance. During the fiscal year ended January 2, 1998, all current directors attended at least 75% of all meetings of the Board of Directors and of the committees of the Board on which they served, except Robert Trent Jones, Jr., who attended 60% of all meetings of the Board of Directors and attended the Compensation Committee meeting.

          Compensation of Directors. Non-employee directors of the Company received $1,000 for each regular Board meeting attended during the fiscal year ended January 2, 1998. No compensation was paid to non-employee directors for attending meetings of committees of the Board. Employee directors are not compensated for their services as directors or committee members.


                             EXECUTIVE COMPENSATION

Cash Compensation

          The following table sets forth the salary compensation, cash bonus and certain other forms of compensation paid by the Company and its subsidiaries for services rendered in all capacities during the 1997, 1996 and 1995 fiscal years to the Chief Executive Officer of the Company and the four most highly compensated executive officers of the Company other than the Chief Executive Officer serving at the end of the 1997 fiscal year (the "named executive officers").

                           Summary Compensation Table

                                                  Annual Compensation
                                 Fiscal           -------------------         All Other
                                 ------                                       ---------
Name and Principal Positions      Year         Salary ($)       Bonus ($)   Compensation
-------------------------------  ------        ----------       ---------  ----------------
                                                                                 ($)
                                                                                 ---
John Q. Hammons                    1997          $100,000         $         $
     Chairman of the Board         1996           100,000              --             --
     and Chief Executive           1995            36,000              --             --
     Officer

David B. Jones                     1997           300,000          65,000       3,892(a)
     President and Chief           1996           251,750          89,200       3,547(a)
     Operating Officer             1995           240,250          85,000             --

Mel J. Volmert                     1997           199,184              --     277,336(b)
     Executive Vice                1996           186,375          66,937       3,902(a)
     President--Finance,           1995           180,188          63,550             --
     Chief Financial Officer
     and Treasurer

Pat A. Shivers                     1997           120,000          37,500       1,296(a)
     Senior Vice President,        1996           112,125          30,000       2,072(a)
     Administration and            1995           103,000          25,000             --
     Control

Steven E. Minton                   1997           118,000          40,000       1,275(a)
     Senior Vice President,        1996           106,000          25,000       1,490(a)
     Architecture                  1995            99,000          22,500             --

(a)  Matching contributions to Company's 401(k) Plan.
(b) Includes matching contributions to Company's 401(k) Plan and severance payment of $275,000 under employment agreement.

Option Grants

     No stock options were granted by the Company during the fiscal year ended January 2, 1998.

Option Holdings

                     Fiscal Year-End Option Values

                         Number of Unexercised         Value of Unexercised
                                Options                In-the-Money Options
Name                  Exercisable   Unexercisable   Exercisable  Unexercisable
----                  -----------   -------------   -----------  -------------
David B. Jones          131,250         43,750           --            --
Pat A. Shivers           18,750          6,250           --            --
Steven A. Minton         18,750          6,250           --            --

          The named executive officers did not exercise any stock options during the fiscal year ended January 2, 1998. The $16.50 exercise price per share of all stock options that have been granted by the Company is greater than the $9.00 closing price of the Company's Class A Common Stock as reported on the New York Stock Exchange on January 2, 1998.

401(k) Plan

          Effective January 1, 1996, the Company adopted a contributory retirement plan (the "401(k) Plan") for its employees age 21 and over with at least one year of service to the Company. The 401(k) Plan is designed to provide tax-deferred income to the Company's employees in accordance with the provisions of Section 401(k) of the Internal Revenue Code of 1986. The 401(k) Plan provides that the Company will make a matching contribution to each participant's account equal to 50% of such participant's eligible contributions up to a maximum of 3% of such participant's annual compensation.

Employment Agreements

          David B. Jones entered into an Amended and Restated Employment Agreement with the Company on July 28, 1996, effective January 1, 1997. Under that agreement, Mr. Jones' annual base salary for the current year is $300,000, plus a discretionary bonus of up to $100,000, with such annual increases in compensation as may be determined by the Board of Directors of the Company. In the event the Company terminates or fails to renew the agreement without cause, Mr. Jones is entitled to a $350,000 payment. The agreement contains significant non-competition provisions extending for one year after termination of the agreement. Mr. Jones' agreement continues on a year to year basis unless either the Company or Mr. Jones terminates the agreement by giving the other 45 days' written notice.

          The Company intends to enter into an employment agreement with Kenneth
J. Weber, effective April 27, 1998. Under that agreement, Mr. Weber's annual base salary will be $250,000, plus a discretionary bonus of up to 35% of his base salary, with such annual increases in compensation as may be determined by the Board of Directors of the Company. The agreement will contain significant non-competition provisions extending for a period of one year following termination of the agreement. The initial term of the agreement will be for three years.

          Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the Securities and Exchange Commission ("SEC"), including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee and Comparative Company Performance Graph shall not be incorporated by reference into any such filings.

Report of the Compensation Committee

          The Company's executive compensation program provides competitive levels of compensation designed to integrate pay with the Company's annual and long term performance goals. Underlying this objective are the following concepts: supporting an individual pay-for-performance policy that differentiates compensation levels based on corporate and individual performance; motivating key senior officers to achieve strategic business objectives and rewarding them for that achievement; providing compensation opportunities which are competitive to those offered in the marketplace, thus allowing the Company to compete for and retain talented executives who are critical to the Company's long term success; and aligning the interest of executives with the long term interest of the Company's shareholders.

          In the interest of balancing all key shareholder interests, the Compensation Committee believes that the compensation of the Chief Operating Officer and Chief Financial Officer of the Company, along with the compensation of other officers, should be comprised of a combination of base pay, short-term annual incentive bonus and long-term stock options. While these elements are balanced in total in comparison to other comparable organizations, the Compensation Committee believes that potential compensation in the form of performance-related variable compensation should be emphasized. Variable compensation will be both short-term and long-term based. The resulting total package has been designed to reward officers for the creation of long-term shareholder value in excess of other comparable organizations.

          Base Salary. In determining the appropriate amount of fixed base pay for officers, the Compensation Committee compared the officers' base salaries with those paid to other executives in the hotel industry.

          Incentive Bonus. The Chief Operating Officer received a bonus for the fiscal year ended January 2, 1998, representing 22% of his base salary on an annualized basis in accordance with his employment agreement. His bonus for the fiscal year ending January 1, 1999 will be as set forth above under "Executive Compensation - Employment Agreements." The bonus component paid to other officers is structured to pay bonuses only upon fulfillment of predetermined corporate and individual goals. Annual bonus payouts for fiscal year ending January 1, 1999, to other officers will range up to 45% of base salary. Full bonus payouts to other officers will be made only if the Company's performance goals are exceeded. Bonuses to other officers will not be available if minimum performance goals are not met.

          Stock Options. To encourage growth and shareholder value, stock options are granted under the Company's option plan to officers and other key employees who are in a position to make substantial contributions to the long-term success of the Company. The Compensation Committee believes that the grant of options focuses attention on managing the Company from the perspective of an owner with an equity stake in the business. The Compensation Committee did not grant any options to officers and other key employees during the fiscal year ended January 2, 1998. All options previously granted were at the fair market value, as of the date of grant, which was the initial public offering price of the Class A Common Stock. Since the value of an option bears a direct relationship to the Company's stock price, it serves as an effective long-term incentive, which is highly compatible with the interests of shareholders, and is therefore an important element of the Company's compensation policy.

          Chief Executive Officer Compensation. Mr. Hammons' compensation as Chairman of the Board and Chief Executive Officer for the fiscal year ended January 2, 1998 was $100,000, which continues to be substantially below comparable compensation for other chief executive officers in the hotel industry. Prior to the fiscal year ended January 3, 1997, Mr. Hammons established his compensation.

                             Compensation Committee
                             ----------------------

            John Q. Hammons, Chairman and Chief Executive Officer

            William J. Hart, Director

            Robert Trent Jones, Jr., Director

Comparative Company Performance

          The following table sets forth comparative information regarding the Company's cumulative shareholder return on its Class A Common Stock from November 16, 1994 (the date of the Company's initial public offering) to December 31, 1997. Total shareholder return is measured by dividing total dividends (assuming dividend reinvestment), if any, plus share price change for a period by the share price at the beginning of the measurement period. The Company's cumulative shareholder return is based on an investment of $100 on November 16, 1994 and is compared to the cumulative total return on the S&P 500 Index and the Lodging Peer Group. The graph displayed below is presented in accordance with SEC requirements. Shareholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. These graphs in no way reflect the Company's forecast of future financial performance.

                  Comparison of Cumulative Total Return Among
                  -------------------------------------------

      John Q. Hammons Hotels, Inc., S&P 500 Index and Lodging Peer Group
      ------------------------------------------------------------------


                     [JOHN Q. HAMMONS HOTELS, INC. GRAPH]


-------------------FISCAL YEAR ENDING---------------
COMPANY                     1994       1994       1995       1996       1997
JOHN Q. HAMMONS HOTELS     100.00      84.85      56.06      52.27      54.55
PEER GROUP                 100.00      93.01     123.93     145.52     171.31
BROAD MARKET               100.00     101.48     139.62     171.68     228.96


Lodging Peer Group consists of three companies: LaQuinta Inns, Host Marriott and Prime Hospitality Corporation.

                  ASSUMES $100 INVESTED ON NOVEMBER 17, 1994
                         ASSUMES DIVIDENDS REINVESTED

Compensation Committee Interlocks and Insider Participation

          The Compensation Committee for the fiscal year ended January 2, 1998, was comprised of three directors--John Q. Hammons, William J. Hart and Robert Trent Jones, Jr. Mr. Hammons is Chairman, Chief Executive Officer and controlling shareholder of the Company. See "Security Ownership of Management." Mr. Hart is a non-employee director of the Company. Mr. Hart is a partner in the law firm of Husch & Eppenberger, LLC, which performs legal services on a regular basis for the Company and personally for Mr. Hammons. The Company paid such firm $207,049.16 in legal fees during the fiscal year ended January 2, 1998.

          The Partnership is controlled by Mr. Hammons through his control of the Company, which is the sole general partner of the Partnership. His equity interest in the Partnership (based on his beneficial ownership of 110,100 shares of Class A Common Stock of the Company, all 294,100 shares of Class B Common Stock of the Company and all 16,043,900 limited partnership units of the Partnership (the "LP Units") is 73.4%. There are significant potential conflicts of interests between Mr. Hammons as a limited partner of the Partnership, and the holders of Class A Common Stock of the Company, which conflicts may be resolved in favor of Mr. Hammons.

          Holders of LP Units have the right to require the redemption of their LP Units. This redemption right will be satisfied, at the sole option of the Company, by the payment of the then cash equivalent thereof or by the issuance of shares of Class A Common Stock on a one-for-one basis. Mr. Hammons beneficially owns all 16,043,900 LP Units. If Mr. Hammons, as a holder of LP Units, requires the Partnership to redeem LP Units, the non-employee directors of the Company would decide, consistent with their fiduciary duties as to the best interests of the Company, whether to redeem the LP Units for cash or for shares of Class A Common Stock. Mr. Hammons would not vote or otherwise participate in the decision of the non-employee directors. Mr. Hammons has informed the Company that he has no current plan to require the Partnership to redeem his LP Units.

          During 1997, the Partnership provided management services to four hotels not owned by the Company (the "Managed Hotels") pursuant to management contracts (the "Management Contracts"). Three of the Managed Hotels are owned by Mr. Hammons and one is owned 50% by Mr. Hammons; 25% by Jacqueline A. Dowdy, the Secretary and a director of the Company; and 25% by Daniel L. Earley, a director of the Company. Management fees of approximately 3% of gross revenues were paid to the Company by the Managed Hotels in the aggregate amount of $642,798.00 in the fiscal year ended January 2, 1998. Each of the Management Contracts is for an initial term of 20 years, which automatically extends for four periods of five years, unless otherwise canceled. In addition to the management fees paid by the Managed Hotel to the Partnership in that year, the Managed Hotels reimbursed the Company for a portion of the salaries paid by the Company to its five regional vice presidents, whose duties include management services related to the Managed Hotels, and for certain marketing and other expenses allocated to the Managed Hotels. Such reimbursed services and expenses aggregated $131,307.00 in such fiscal year.

          The Partnership has an option granted by Mr. Hammons or persons or entities controlled by him to purchase the Managed Hotels. The options are effective until February 2009. If an option is exercised, the purchase price is based on a percentage of the fair market value of the Managed Hotel as determined by an appraisal firm of national standing. One hotel owned by the Company and two Managed Hotels are located in Springfield, Missouri. These hotels are potentially competing with one another for customers. The Company, however, believes that these hotels do not significantly compete with one another due to their respective locations and attributes.

          Mr. Hammons has a 45% ownership interest in Winegardner & Hammons, Inc. ("WHI"). All of the hotels owned by the Company (the "Owned Hotels") have contracted with WHI to provide accounting and other administrative services. The accounting and administrative charges expensed by the Owned Hotels were approximately $1,406,720.00 in the fiscal year ended January 2, 1998. The fee may increase if the number of hotels for which accounting and administrative services are performed drops below 35 hotels. The accounting services contract expires in June 1999.

          The Company leases space in the John Q. Hammons Building for its headquarters from a Missouri general partnership, of which Mr. Hammons is a 50% partner and the remaining 50% is collectively held by other employees, including Jacqueline A. Dowdy, the Secretary and a director of the Company, who is a 9.5% partner. Pursuant to four lease agreements, expiring December 31, 1998, the Company pays monthly rental payments of approximately $19,250. The Company made aggregate annual lease payments to the Missouri general partnership of approximately $231,028.50 in 1997.

          Mr. Hammons also owns trade centers adjacent to three of the Owned Hotels (the "JQH Trade Centers"). The Company leases the convention space in the JQH Trade Center located in Portland, Oregon from Mr. Hammons pursuant to a long-term lease expiring in 2004, requiring annual payments of approximately $300,000. With respect to the other two JQH Trade Centers, the Company makes nominal annual lease payments to Mr Hammons. The Company has assumed responsibility for all operating expenses of the JQH Trade Centers.

          The Company leases the real estate for the Company's Chateau on the Lake Resort, opened in mid-1997, in Branson, Missouri, from Mr. Hammons. Annual rent is $80,000 in the first year of operation, and $120,000 in the second year. Thereafter, rent will be an amount based on adjusted gross revenues from room sales on the property. The lease runs for 50 years, with an option to renew for an additional 10 years. The Company also has a right of first refusal to purchase the land after March 1, 2118 at a proposed transfer price of the greater of $3,000,000 or the current appraised value.

          The Company also leases the real estate for the Company's Embassy Suites hotel in Little Rock, Arkansas which opened in the fall of 1997, from Mr. Hammons. Annual rent is $80,000 for the first year of operation, $100,000 for the second year, and $120,000 per year for the next three years. The lease runs for 40 years. The Company has an option to purchase the land at any time during the first 10 years of the lease term, for the greater of $1,900,000 or the current appraised value.

          Mr. Hammons owns parcels of undeveloped land throughout the United States. Although there are no current plans to do so, the Company may purchase or lease one or more of these parcels in the future in order to develop hotels. Since Mr. Hammons controls the Company, such transactions would not be arms-length transactions but will be subject to restrictions contained in the indentures relating to the Partnership's outstanding mortgage notes due in 2004 and 2005.

          The Company receives no management fee or similar compensation in connection with its management of the Partnership. The Company receives the following remuneration from the Partnership; (i) distributions, if any, in respect of its equity interest in the Partnership; and (ii) reimbursement for all direct and indirect costs and expenses incurred by the Company for or on behalf of the Partnership and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, the Partnership.


Certain Transactions

          In 1997, the Company paid Anvil Capital, an investment and consulting firm owned by Mr. Lopez-Ona, a director of the Company, approximately $180,000 for consulting services, including the reimbursement of expenses. In the past, Mr. Hammons has engaged Anvil Capital to provide personal financial advisory services. Mr. Hammons and Anvil Capital also have formed a limited liability company through which they have invested in securities of one or more companies in industries unrelated to the Company's business. Mr. Lopez-Ona has entered into a consulting agreement with a major consulting firm to provide services to that firm in connection with their hospitality practice. Under that contract, Mr. Lopez-Ona receives a percentage of compensation from the Company to the firm in connection with services provided to the Company by that firm, if any.

          For a description of other transactions regarding Mr. Hammons, Ms. Dowdy, Mr. Early, Mr. Hart and the Company, see "Compensation Committee Interlocks and Insider Participation".

          The Company is unaware of any other transactions to which the Company is a party in which any director or executive officer of the Company has or will have a direct or indirect material interest.


                       SECURITY OWNERSHIP OF MANAGEMENT

          The following table sets forth information as of March 11, 1998 regarding the beneficial ownership of Class A and Class B Common Stock of the Company by each of the Company's executive officers and directors, and by the Company's executive officers and directors as a group. The number of shares of Class A Common Stock shown in the table gives effect to the conversion of all 294,100 shares of Class B Common Stock into an equal number of shares of Class A Common Stock and also gives effect to the redemption of all 16,043,900 LP Units of the Partnership for shares of Class A Common Stock on a one-for-one basis. Except as indicated in the footnotes, all shares set forth in the table are owned directly, and the indicated person has sole voting and investment power with respect to all shares shown as beneficially owned by such person.

Name and Address of                        Shares of Class A Common Stock    Shares of Class B Common Stock
Beneficial Owner (a)                       Number of Shares    Percentage    Number of Shares    Percentage
Executive Officers and Directors:
    John Q. Hammons ....................    16,448,100(b)         73.5%           294,100           100%
    David B. Jones .....................       131,998(c)           *
    Jacqueline A. Dowdy ................        13,330(d)           *
    Daniel L. Earley ...................         2,000              *
    William J. Hart ....................           500(e)           *
    Robert Trent Jones, Jr. ............            --             --
    John E. Lopez-Ona ..................         6,000              *
    James F. Moore .....................           700              *
    Pat A. Shivers .....................        18,750(f)           *
    Glenn R. Malone ....................        29,076(g)           *
    Stephen E. Minton ..................        18,750(f)           *
    John D. Fulton .....................        18,750(f)           *
    Lawrence A. Welch ..................        23,591(h)           *
    Debra M. Shantz ....................           500              *
All executive officers and directors,
  as a group (15) ......................    16,712,045            73.9            294,100           100%
                                            (b)(c)(d)(e)(f)(g)(h)

* Less than 1%
----------------------------
(a) The address of each of the executive officers and directors of the Company is 300 John Q. Hammons Parkway, Suite 900, Springfield, Missouri 65806.

(b) Includes 110,100 outstanding shares of Class A Common Stock. Also includes 294,100 shares of Class B Common Stock convertible into Class A Common Stock on a share-for-share basis at any time and which will be automatically converted into Class A Common Stock upon the occurrence of certain events. Prior to conversion of the Class B Common Stock and without giving effect to the redemption of the LP Units, the Class B Common Stock (which has 50 votes per share) represents 70.88% of the combined voting power of both classes of the Company's outstanding Company Stock. Also includes 16,043,900 LP Units of the Partnership redeemable, at the sole option of the Company, by payment of the then cash equivalent of such LP Units or by the issuance of shares of Class A Common Stock on a one-for-one basis. Remaining LP Units are owned for Mr. Hammons' benefit through Hammons, Inc., of which the John Q. Hammons Revocable Living Trust dated December 26, 1986, as amended, is the sole shareholder.

(c) Includes 131,250 shares subject to options which are exercisable within 60 days, and 748 shares allocated to 401(k) Plan account as of the end of 1997.

(d) Includes 11,607 shares subject to options which are exercisable within 60 days, and 223 shares allocated to 401(k) Plan account as of the end of 1997.

(e)  Includes 500 shares purchased on March 17, 1998.

(f)  18,750 shares subject to options which are exercisable within 60 days.

(g) Includes 22,500 shares subject to options which are exercisable within 60 days and 576 shares allocated to 401(k) Plan account as of the end of 1997.

(h) Includes 22,500 shares subject to options which are exercisable within 60 days and 135 shares allocated to 401(k) Plan account as of the end of 1997.


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

          The following table sets forth information at March 18, 1998 with respect to ownership of Class A Common Stock by each person believed by management to be the beneficial owner of more than 5% of the outstanding Class A Common Stock. The information set forth below is based on beneficial ownership information contained in the most recent Schedule 13D or 13G filed on behalf of such person with the SEC. The percentages shown are based on the outstanding shares of Class A Common Stock after giving effect to the conversion of all 294,100 shares of Class B Common Stock into an equal number of shares of Class A Common Stock and to the redemption of all 16,043,900 LP Units for shares of Class A Common Stock.

                                                                     Percent of Class
                                                                            A
          Name and Address of               Amount and Nature of       Common Stock
            Beneficial Owner                Beneficial Ownership        Outstanding
          -------------------               --------------------     ----------------

The Equitable Companies Incorporated              950,000 (a)              15.7%
787 Seventh Avenue
New York, NY  10019

Morgan Stanley, Dean Witter,                      911,600 (b)              15.1%
Discover & Co.
1585 Broadway
New York, New York  10036

Massachusetts Financial Services Company          549,300 (c)               9.1%
500 Boylston Street
Boston, MA  02116-3741

----------------
(a) Based on Amendment to Schedule 13G dated February 17, 1998. According to the Amendment, Alliance Capital Management, L.P. has sole dispositive power as to all such shares and sole voting power as to 511,000 of such shares. Alliance Capital Management, L.P. is a subsidiary of The Equitable Companies Incorporated. The filing was also made on behalf of AXA-UAP, which beneficially owns a majority interest in The Equitable Companies Incorporated and the following four companies which, as a group, beneficially own a majority interest in AXA-UAP: AXA Assurances I.A.R.D. Mutuelle; AXA Assurances Vie Mutuelle; Alpha Assurances Vie Mutuelle; and AXA Courtage Assurances Mutuelle.

(b) Based on Schedule 13G dated January 14, 1998. According to the Schedule 13G, Morgan Stanley, Dean Witter, Discover & Co. has shared voting and
     dispositive power as to all such shares.   Morgan Stanley Asset Management
     Inc. holds shared voting and dispositive power as to 787,100 shares. Morgan Stanley Institutional Fund Inc. - U.S. Real Estate Portfolio holds shared voting and dispositive power as to 417,900 of such shares.

(c) Based on Amendment to Schedule 13G dated February 12, 1998. According to the Amendment, Massachusetts Financial Services Company has sole voting and dispositive power as to all such shares, and the shares are also beneficially owned by MFS Series Trust II - MFS Emerging Growth Fund.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers to file with the SEC initial reports of ownership of the Company's equity securities and to file subsequent reports when there are changes in such ownership. Based on a review of reports submitted to the Company, the Company believes that all Section 16(a) filing requirements applicable to the Company's directors and officers during the fiscal year ended January 3, 1997, were complied with on a timely basis.


              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                                 (Proposal Two)

          The Board of Directors has appointed the firm of Arthur Andersen LLP to act as independent auditors for the Company for the fiscal year ending January 1, 1999, subject to ratification of such appointment by the Company's shareholders. Representatives of Arthur Andersen LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

          Arthur Andersen LLP was retained by the Company in 1993 to act as independent auditors for the Company in connection with an audit for the 1990, 1991, 1992 and 1993 fiscal years. The firm was subsequently retained on an annual basis in connection with an audit for each fiscal year since that time.

          Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of Arthur Andersen LLP to audit the books and accounts of the Company for the fiscal year ending January 1, 1999. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

                  DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

          Any shareholder proposal intended for inclusion in the Company's proxy statement and form of proxy relating to the Company's 1999 annual meeting of shareholders must be received by the Company by December 7, 1998, pursuant to the proxy soliciting regulations of the SEC. In addition, the Company's Bylaws require that notice of shareholder proposals and nominations for director be delivered to the Secretary of the Company not less than 120 days nor more than 180 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 130 days prior to the date of such meetings, in which event, shareholders may deliver such notice not later than the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement or the form of proxy for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time.



                                 OTHER MATTERS

          As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any other matters to be presented for action by the shareholders at the 1998 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

                          JOHN Q. HAMMONS HOTELS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned shareholder of John Q. Hammons Hotels, Inc. (the "Company") hereby appoints Glenn R. Malone and Debra M. Shantz, or either of them, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the annual meeting of shareholders (the "Annual Meeting") to be held on Friday, May 1, 1998 at 9:00 a.m., local time, at the University Plaza Convention Center, 730 E. St. Louis Street, Springfield, Missouri, and at any adjournments thereof, upon the following matters. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

  This proxy will be voted as directed by the undersigned shareholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSAL 2, AND IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the General Counsel of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person. The undersigned shareholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

  1. Election of Directors.
     For three-year terms: Robert T. Jones, Jr., John E. Lopez-Ona and Kenneth
     J. Weber.
              [_] FOR all nominees       [_] WITHHOLD
                  listed above (except       AUTHORITY to vote
                  as marked to the           for all nominees
                  contrary below).           listed above
   ---------------------------------------------------------------------------
   (Instruction: To withhold authority to vote for any individual nominee, print that nominee's name in the space provided.)

             (continued and to be signed and dated on reverse side)

  2. Ratification of appointment of Arthur Andersen LLP as independent auditors.
                          [_] FOR[_] AGAINST[_] ABSTAIN

  3. In their discretion, the proxies, or either of them, are authorized to vote upon such other business as may properly come before the meeting, or any adjournments thereof.

                                           If you receive more than one proxy
                                           card, please sign and return ALL
                                           cards in the accompanying envelope.
                                           Date: ______________________________

                                           ------------------------------------
                                               Signature of Shareholder or
                                                Authorized Representative

                                           Please date and sign exactly as
                                           name appears hereon. Each executor,
                                           administrator, trustee, guardian,
                                           attorney-in-fact and other
                                           fiduciary should sign and indicate
                                           his or her full title. Only one
                                           signature is required in the case
                                           of Stock ownership in the name of
                                           two or more persons, but all should
                                           sign if possible.